Hartman Short Term Properties XX, Inc.

2909 Hillcroft, Suite 420

Houston, TX  77057713-467-2222

NEWS RELEASE

April 28, 2016

Press Contacts:

Rhonda Little

Marketing Specialist

Phone: 800-880-2212

Email: rlittle@hartmaninvestment.com

Hartman XX Leases 26,169 Square Feet at One Technology Center

SAN ANTONIO - Hartman Short Term Income Properties XX, Inc. (“Hartman XX” or the “Company”) a publicly registered, non-traded real estate investment trust, reports Galen Health Institutes has signed a lease for an additional 26,169 square feet of space at the Company’s One Technology Center located in San Antonio, TX.

This expansion brings Galen Health Institutes’ total square footage at the property to 67,997 square feet, and includes the entire 14th floor of the property. The new lease will commence on October 1, 2016 and be effective through December 31, 2023.

One Technology Center is one of fifteen properties owned and operated by Hartman XX. Galen Health Institutes’ expansion of its current space brings the property’s total occupancy to 98%, as compared to the property’s occupancy rate of 91% when Hartman XX purchased the asset in November of 2015.

“We continue to be pleased with how our properties are performing both individually and collectively as a portfolio. Our leasing team continues to excel in their market knowledge and servicing of our current and future tenants,” said Al Hartman, CEO of Hartman XX.

Hartman XX’s objective is to acquire and operate a diverse portfolio of well-positioned, institutional-quality commercial real estate in targeted markets in Texas that have demonstrated high occupancy potential and income levels across market cycles. At the end of the first quarter of 2016, the Company had received approximately $164 million in gross offering proceeds and invested approximately $189 million in 15 properties representing a total of 2,395,910 rentable square feet.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX Inc. is a Texas-centric REIT which owns fifteen properties in the Dallas/Ft. Worth, Houston, and San Antonio markets. For information regarding leasing space at a Hartman property, please contact Lynna Smith at 214-432-3704 in Dallas, or Kat Morrison at 713-586-2669 in Houston, or visit www.HI-REIT.com. For additional information about Hartman XX, please visit www.HartmanREITs.com, call 800-880-2212, or contact Rick Vitale directly at 651-491-3693.

This release contains certain forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may”, and “should” and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Kingwood, TX 77339. (832) 644-1852.